Exhibit 99.1

FOR IMMEDIATE RELEASE	May 16, 2016

Offices

Headquarters

Springfield, VA

Inside the U.S.

Aiea, HI

Atlanta, GA

Boise, ID

Chandler, AZ

Charleston, SC

Columbia, MD

Denver, CO

Dulles, VA

El Paso, TX

Germantown, MD

Hampton, VA

Oceanside, CA

Richardson, TX

San Antonio, TX

South Easton, MA

Outside the U.S.

Baghdad, Iraq

Kabul, Afghanistan

Clark, Philippines

Milton Keynes, UK

Misawa Air Base, Japan

VERSAR, INC. ANNOUNCES THIRD QUARTER FISCAL 2016 RESULTS

Springfield, VA – May 16, 2016 – Versar, Inc. (NYSE MKT: VSR) today announced financial results for the third quarter and nine months ended April 1, 2016.

Financial Results

Revenue for the third quarter of fiscal year 2016 decreased 8% to $36.5 million, compared to revenues of $39.8 million during the third quarter of last fiscal year. Gross margin decreased to 4%, compared to 8% in the same prior year quarter, due to a variety of factors including some lower margin work, costs due to project design changes, and order delays for our PPS subsidiary. This includes a one-time charge of $0.5 million for abandoned lease facilities. Selling, general and administrative expenses increased to $3.0 million in the third quarter, as compared to $2.7 million in third quarter fiscal 2015, primarily related to an estimated $0.6 million in costs related to the Company’s acquisition of Versar Security Systems. Net loss for the quarter was $13.3 million or ($1.34) per share compared to net income of $0.3 million or $0.03 per share in the same period of fiscal 2015.

For the nine months ended April 1, 2016, revenues increased 24% to $128.7 million compared to revenues of $103.5 million in the same period of fiscal 2015. The Company reported a decrease in gross margin for the first nine months of 2016 to 5.8% as compared to gross margin of 9.1% in the first nine months of fiscal 2015, related primarily to changes in the Company’s portfolio of contracts. Selling, general and administrative expenses increased to $9.2 million in the first nine months of 2016, including approximately $0.6 million in year to date costs associated with the VSS integration, but decreased to 7% of sales as compared to SG&A of $8.4 million or 8% of sales in the first nine months of 2015. Net loss for the first nine months of fiscal 2016 was $13.7 million or ($1.39) per share as compared to net income of $0.5 million, or $0.05 per share in the first nine months of fiscal 2015.

Because of lower than expected revenues due primarily to the sustained delay in funding of Department of Defense projects, the related net loss for the quarter and current share price, the Company has conducted an interim test for goodwill impairment. The analysis resulted in a preliminary non-cash goodwill impairment expense of $15.9 million and an intangible impairment of $2.9 million. The impairment expense has no adverse impact on cash flow. The impairment analyses will be finalized, and any adjustments recognized, in the fourth quarter of this fiscal year. These challenges have caused a default under certain of the Company’s financial maintenance covenants of its loan with Bank of America. Versar has entered into a forbearance agreement with the Bank under which the Bank has agreed not to exercise its rights and remedies as a result of such default and the Company is permitted to continue to draw on its line of credit and operate in the ordinary course for a defined period of time. The Company is working collaboratively with the Bank to reach a mutually acceptable resolution.

According to Versar’s CEO, Tony Otten, “Versar has clearly felt the effects of the slowdown in both awards and RFPs this year. While the government is making awards, the amounts and duration is reduced, likely due to competing federal spending priorities, the upcoming presidential election and the prospect of acquisition reforms in the near future.  Versar offers a much needed expertise and array of solutions for our customers, and we are continuing to take aggressive steps to ensure that we return to profitability in the near term, while also remaining focused on bringing in funded work from our robust pipeline.”

For more information, please contact Investor Relations at:
6850 Versar Center	Springfield, VA 22151	703.642.6888	InvestorRelations@versar.com	www.versar.com

Funded Backlog

As of April 1, 2016, Versar recorded funded backlog of approximately $158 million, as compared to $179 million of funded backlog at the end of fiscal year 2015.

Conference Call

The Company will hold a conference call at 2:00 PM Eastern Time today, Monday, May 16, to discuss the Company's operational performance and financial results for the fiscal third quarter ended April 1, 2016.

The dial in number for the US and Canada is toll free, 877-407-8033. The international dial in number is 201-689-8033. Participants should call in a few minutes before 2:00 PM Eastern Time. For those unable to attend the conference call, a replay of the teleconference will be available until May 30, 2016 and may be accessed domestically by dialing (877) 660-6853 and international callers may dial (201) 612-7415. Callers must enter conference code number 13635861. Additionally, the replay will be available on Versar’s Investor Relations website, http://www.versar.com/investors/corporate.html.

VERSAR, INC., headquartered in Springfield, Virginia, is a publicly-traded global project management company providing sustainable value-oriented solutions to government and commercial clients in engineering and construction management, environmental, and professional services.

VERSAR operates the following web sites, www.versar.com and www.versarpps.com.

This news release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 26, 2015, as updated from time to time in the Company’s periodic filings. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:	Karin Weber	John Nesbett or Jennifer Belodeau
	Investor Relations	Institutional Marketing Services (IMS)
	Versar, Inc.	(203) 972-9200
	(703) 642-6706	jnesbett@institutionalms.com
kweber@versar.com

For more information, please contact Investor Relations at:
6850 Versar Center	Springfield, VA 22151	703.642.6706	Fax: 703.642.6825	www.versar.com

VERSAR, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	As of
	April 1, 2016 (Unaudited)	June 26, 2015
ASSETS
Current assets
Cash and cash equivalents	$2,992	$2,109
Accounts receivable, net	44,378	57,171
Inventory, net	1,166	1,188
Prepaid expenses and other current assets	1,650	1,540
Deferred income taxes	998	1,366
Income tax receivable	1,487	2,373
Total current assets	52,671	65,747
Property and equipment, net	1,655	2,084
Deferred income taxes, non-current	8,519	414
Goodwill	4,401	16,066
Intangible assets, net	8,487	4,643
Other assets	310	252
Total assets	$76,043	$89,206

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$16,750	$35,852
Accrued salaries and vacation	3,069	3,332
Other current liabilities	3,211	1,114
Notes payable, current	5,019	2,313
Line of credit	15,936	-
Total current liabilities	43,985	42,611

Notes payable, non-current	2,885	5,835
Other long-term liabilities	3,398	1,390
Total liabilities	50,268	49,836
Stockholders' equity
Common stock $.01 par value; 30,000,000 shares authorized; 10,215,352 shares issued and 9,848,927 shares outstanding as of April 1, 2016, 10,128,923 shares issued and 9,805,082 shares outstanding as of June 26, 2015.	102	101
Capital in excess of par value	31,083	30,798
Retained (losses) earnings	(3,213)	10,439
Treasury stock, at cost	(1,478)	(1,460)
Accumulated other comprehensive loss	(718)	(508)
Total stockholders' equity	25,775	39,370
Total liabilities and stockholders' equity	$76,043	$89,206

For more information, please contact Investor Relations at:
6850 Versar Center	Springfield, VA 22151	703.642.6706	Fax: 703.642.6825	www.versar.com

VERSAR, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	April 1, 2016	March 27, 2015	April 1, 2016	March 27, 2015

GROSS REVENUE	$36,484	$39,785	$128,726	$103,533
Purchased services and materials, at cost	21,365	22,330	80,483	51,588
Direct costs of services and overhead	14,276	14,083	41,468	42,516
GROSS PROFIT	843	3,372	6,775	9,429

Selling, general and administrative expenses	3,032	2,749	9,203	8,365
Goodwill Impairment	15,931	-	15,931	-
Intangible Impairment	2,938	-	2,938	-
OPERATING (LOSS) INCOME	(21,058)	623	(21,297)	1,064

OTHER EXPENSE
Interest income	(10)	(1)	(10)	(1)
Interest expense	189	134	540	332
(LOSS) INCOME BEFORE INCOME TAXES	(21,237)	490	(21,827)	733

Income tax (benefit) expense	(7,952)	228	(8,176)	280

NET (LOSS) INCOME	$(13,285)	$262	$(13,651)	$453

NET (LOSS) INCOME PER SHARE-BASIC and DILUTED	$(1.34)	$0.03	$(1.39)	$0.05

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING-BASIC	9,885	9,802	9,849	9,761
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING-DILUTED	9,885	9,802	9,849	9,775

For more information, please contact Investor Relations at:
6850 Versar Center	Springfield, VA 22151	703.642.6706	Fax: 703.642.6825	www.versar.com